UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2019
DARÉ BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3655 Nobel Drive, Suite 260
San Diego, CA 92122
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 926-7655

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	DARE	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 3.01	Notice of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 18, 2019, Daré Bioscience, Inc. ("Daré") received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC ("Nasdaq") notifying Daré that because it reported less than $2.5 million in stockholders’ equity as of September 30, 2019, which is the minimum amount required under Nasdaq Listing Rule 5550(b)(1) for continued listing on the Nasdaq Capital Market (the “Stockholders’ Equity Requirement”), and it did not satisfy the alternative continued listing standards, Daré no longer complies with Nasdaq Listing Rule 5550(b). The Staff’s notice has no immediate impact on the listing of Daré’s common stock on Nasdaq.
In accordance with the Nasdaq Listing Rules, Daré has 45 calendar days, or until January 2, 2020, to submit a plan to regain compliance with the Stockholders’ Equity Requirement, which Daré plans to timely submit for the Staff’s consideration. If the plan is accepted, the Staff may grant Daré an extension period of up to 180 calendar days from the date of the deficiency notice (or through Monday, May 18, 2020) to regain compliance. If the Staff does not accept Daré’s plan or if Daré is unable to regain compliance within any extension period granted by the Staff, the Staff would be required to issue a delisting determination. Daré would at that time be entitled to request a hearing before a Nasdaq Hearings Panel (the “Panel”) to present its plan to regain compliance and to request a further extension period to regain compliance. The request for a hearing would stay any delisting action by the Staff.
Notwithstanding the recent notice and as reported in Daré’s Current Report on Form 8-K filed on June 27, 2019, Daré does not currently satisfy the minimum $1.00 per share bid price requirement for continued listing on Nasdaq (the “Bid Price Requirement”) and is currently subject to a grace period within which to regain compliance with that requirement, which expires on December 18, 2019. If Daré fails to evidence a closing bid price of at least $1.00 per share for at least 10 consecutive trading days on or before December 18, 2019, Daré’s common stock would be subject to delisting. In such event, Daré intends to request a hearing before the Panel, which request would stay any delisting action by Nasdaq at least pending the ultimate conclusion of the hearing process. It is Daré’s understanding that Panel hearings are typically scheduled within 30 to 45 days after the request is made, that the Panel typically issues a decision within 30 days after the hearing date, that the Panel has the discretion to grant Daré an extension period of up to 180 days from the date of the relevant delist determination, and that Daré’s common stock would remain listed and eligible for trading on Nasdaq pending the ultimate conclusion of the hearing process.
There can be no assurance that the Staff will accept Daré’s plan to regain compliance with the Stockholders’ Equity Requirement, or, if accepted, that Daré will evidence compliance with the Stockholders' Equity Requirement during any extension period that the Staff may grant. Likewise, if Daré fails to regain compliance with the Bid Price Requirement on or before December 18, 2019, and the Staff issues a delist determination as a result thereof, there can be no assurance that Daré will obtain an extension period from the Panel within which to regain compliance, or, if the Panel grants such an extension period, that Daré will be able to evidence compliance with the Bid Price Requirement before the extension period expires.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.
Date: November 22, 2019	By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	Chief Executive Officer